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                                                               EXHIBIT 99.5
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CONTACT:
TELECOMM INDUSTRIES CORP.
NICHOLAS BACON
PHONE: (317) 202-3000

        Telecomm Industries Corp. Executes Letters of Intent to Sell
                 Ohio, Indiana and Kentucky Operating Assets


Indianapolis, Indiana -March 8, 2001 - Telecomm Industries Corp. (TCMM:OTC
BB) The Company announced today that its board of directors has approved the execution of two (2) separate letters of intent. If completed, the transactions contemplated in the letters of intent would constitute the sale of substantially all of the operating assets of the Company in Ohio, Indiana and Kentucky.

One letter of intent was received from M.J.T., Inc., an Ohio Corporation controlled by a current employee and former director of the Company, Mr. Michael J. Toth. The proposed transaction provides for the sale of substantially all of the assets located in Ohio.

The consideration for these assets includes: the payment of five hundred eighty-eight thousand dollars ($588,000) in cash to the Company's bank and the assumption or satisfaction of certain liabilities in the approximate amount of seven hundred fifty thousand dollars ($750,000).

If this transaction is completed, M.J.T., Inc. would assume the Company's operations in Ohio. The right to continue to operate as "Telecomm Industries" and "Telecomm Industries of Ohio" would also be granted to M.J.T., Inc. as part of the transaction.

Another letter of intent was received from S&G Communications, LLC., an Indiana limited Liability Company owned in part by a prior employee and current shareholder of greater than 5% of the Company's outstanding common stock, Mr. Jon A. Satterthwaite. The proposed transaction provides for the transfer of substantially all of the assets located in Indiana and Kentucky, except any such assets associated with the Company's subsidiary, NetVision.Com, Inc.

The consideration for the transaction includes: the issuance of a promissory note payable to the Company in the amount of six hundred thousand dollars ($600,000) and the assumption or satisfaction of certain liabilities in the approximate amount of four hundred twenty five thousand dollars ($425,000).

If this transaction is completed, S&G would assume the Company's operations in Indiana and Kentucky. The right to continue to operate as "Telecomm Industries", "Telecomm Industries of Indiana", and "Telecomm Industries of Kentucky" would also be granted to S&G as part of the transaction.

None of the transactions described above are yet completed. Neither letter of intent is binding with regard to the transaction, and in both transactions, the parties must first enter into a definitive agreement in a form satisfactory to all parties. Those definitive agreements would also contain significant conditions that would need to be satisfied prior to Closing, including without limitation, shareholder approval and the satisfaction of due diligence. The Company makes no representations with regard to the likelihood of completion of these transactions.

Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report for fiscal 1999 on Form 10-KSB and the Company's quarterly report for the third quarter of 2000 on Form 10-QSB. Investors should read this release in conjunction with these filings for a description of these and other factors that could cause actual results to differ materially from those in the forward-looking statements.